Exhibit 99.1

International Rectifier Announces Third Quarter Fiscal Year 2010 Results

EL SEGUNDO, Calif.—(BUSINESS WIRE)—April 29, 2010— International Rectifier Corporation (NYSE:IRF) today announced financial results for the third quarter (ended March 28, 2010) of its fiscal year 2010.  Revenue for the third quarter fiscal year 2010 was $241.9 million, a 15.1% increase from $210.2 million in the second quarter fiscal year 2010 and a 65% increase from $146.6 million in the third quarter fiscal year 2009.

International Rectifier reported net income of $40.4 million, or $0.56 per fully diluted share for third quarter fiscal year 2010, compared with a net income of $28.3 million, or $0.39 per fully diluted share, in the prior quarter, and a net loss of $82.6 million, or $1.15 per share in the third quarter fiscal year 2009.  The results for the third and second quarter fiscal year 2010 included $23.0 million and $27.8 million, respectively, of tax benefits primarily from releases of tax reserves.

Gross margin was 36.1%, up from 29.9% in the second quarter fiscal year 2010 and up from 21.1% in the third quarter fiscal year 2009.

Research and development expenses for the third quarter fiscal year 2010 were $25.6 million, up from $24.2 million in the prior quarter.

Selling, general and administrative expenses for the third quarter fiscal year 2010 were $43.1 million, compared with $37.3 million in the prior quarter.

Cash, cash equivalents and marketable investments totaled $555.4 million at the end of the third quarter fiscal year 2010, including restricted cash of $3.4 million.

Net cash from operating activities for the third quarter fiscal year 2010 was $29.1 million.

During the third quarter fiscal year 2010, the Company purchased 587,644 shares of its common stock under its existing share repurchase program. The Company had 70,671,377 shares outstanding at the end of the quarter.

Fourth Quarter Outlook

International Rectifier President and Chief Executive Officer Oleg Khaykin stated: “IR’s continuing growth momentum, improving operational performance, return to profitability and free cash flow generation demonstrate good execution of our strategy.

“Our design win activity continues to remain strong and we continue to see increased end-market demand in the June quarter, particularly in our discrete, automotive and enterprise computing products. We currently expect fourth quarter revenue to range from $255 million to $260 million and gross margin to range from 35% to 36%.

Segment Table Information

The customer segment tables included with this release for the Company’s fiscal quarters ended March 28, 2010, December 27, 2009 and March 29, 2009, respectively, reconcile revenue and gross margin for the Company’s ongoing customer segments to the consolidated total amounts of such measures for the Company.

Quarterly Report on Form 10-Q

The Company expects to file its 2010 fiscal third quarter report on Form 10-Q with the Securities and Exchange Commission on Friday, April 30, 2010. This financial report will be available for viewing and download at http://investor.irf.com.

NOTE: A conference call will begin today at 4:30 p.m. Eastern time (1:30 p.m. Pacific time). All participants, both in the U.S. and international, may join the call by dialing 706-679-3195 by 1:20 p.m. Pacific time.  In order to join this conference call,  participants will be required to provide the Conference Passcode: “International Rectifier”.  Participants may also listen over the Internet at http://investor.irf.com. To listen to the live call, please go to the web site at least 15 minutes early to register, download, and install any necessary audio software.

A taped replay of this call will be available from approximately 5:30 p.m. Pacific time on Thursday, April 29, through Thursday, May 6, 2010. To listen to the replay by phone, call 800-642-1687 or 706-645-9291 for international callers and enter reservation number 71403326. To listen to the replay over the Internet, please go to http://investor.irf.com. The live call and replay will also be available on www.streetevents.com.

About International Rectifier

International Rectifier Corporation (NYSE:IRF) is a world leader in power management technology. IR’s analog, digital, and mixed signal ICs, and other advanced power management products, enable high performance computing and save energy in a wide variety of business and consumer applications.  Leading manufacturers of computers, energy efficient appliances, lighting, automobiles, satellites, aircraft, and defense systems rely on IR’s power management solutions to power their next generation products. For more information, go to www.irf.com.

Forward-Looking Statements:

This document contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements relate to expectations concerning matters that (a) are not historical facts, (b) predict or forecast future events or results, or (c) embody assumptions that may prove to have been inaccurate.  These forward-looking statements involve risks, uncertainties and assumptions.  When we use words such as “believe,” “expect,” “anticipate,” “will” or similar expressions, we are making forward-looking statements. Although we believe that the expectations reflected in such forward-looking statements are reasonable, we cannot give readers any assurance that such expectations will prove correct.  The actual results may differ materially from those anticipated in the forward-looking statements as a result of numerous factors, many of which are beyond our control. Important factors that could cause actual results to differ materially from our expectations include, but are not limited to, reduced demand arising from a decline or volatility in general market and economic conditions; reduced margins from lower than expected factory utilization and inventory reduction efforts; continued volatility and further deterioration of the capital markets; the effects of longer lead times for certain products on meeting demand and any inability by us to satisfy or to timely satisfy customer demand; unexpected costs or delays in implementing our cost savings programs, including the ability to transfer, consolidate and qualify product lines and unexpected costs in connection with the closure of facilities; the impact of regulatory, investigative and legal actions; increased competition in the highly competitive semiconductor business that could adversely affect the prices of our products; the effects of manufacturing, operational and vendor disruptions; unexpected delays and disruptions in our supply, manufacturing and delivery efforts due to natural disasters; delays in launching new technology products; our ability to maintain current intellectual property licenses and obtain new intellectual property licenses; costs arising from pending and threatened litigation or claims; the material weaknesses in our internal control over financial reporting that we have identified that could impact our ability to report our results of operations and financial condition accurately and in a timely manner and the work remaining to remedy these material weaknesses in our internal control over financial reporting; and other uncertainties disclosed in the Company’s reports filed from time to time with the Securities and Exchange Commission, including its most recent reports on Forms 10-K and 10-Q.

INTERNATIONAL RECTIFIER CORPORATION AND SUBSIDIARIES

UNAUDITED CONSOLIDATED STATEMENT OF OPERATIONS

(In thousands, except per share data)

	Three Months Ended
	March 28, 2010	December 27, 2009	March 29, 2009
Revenues	$241,886	$210,244	$146,642
Cost of sales	154,576	147,426	115,706
Gross profit	87,310	62,818	30,936
Selling, general and administrative expense	43,135	37,285	52,704
Research and development expense	25,649	24,215	22,379
Impairment of goodwill	—	—	23,867
Amortization of acquisition-related intangible assets	1,093	1,094	1,096
Asset impairment, restructuring and other charges	117	(30)	7,117
Operating income (loss)	17,316	254	(76,227)
Other expense, net	318	1,009	11,599
Interest income, net	(2,573)	(2,488)	(4,091)
Income (loss) before income taxes	19,571	1,733	(83,735)
Benefit from income taxes	(20,816)	(26,585)	(1,163)
Net income (loss)	$40,387	$28,318	$(82,572)

Net income (loss) per share-basic	$0.57	$0.40	$(1.15)

Net income (loss) per share-diluted	$0.56	$0.39	$(1.15)

Average common shares outstanding—basic	70,850	71,605	72,102
Average common shares and potentially dilutive securities outstanding—diluted	71,176	71,827	72,102

INTERNATIONAL RECTIFIER CORPORATION AND SUBSIDIARIES

UNAUDITED CONSOLIDATED BALANCE SHEETS

(In thousands)

	March 28, 2010	December 27, 2009	March 29, 2009(1)
Assets
Current assets:
Cash and cash equivalents	$189,056	$209,406	$373,495
Restricted cash	3,405	3,405	2,925
Short-term investments	309,363	260,727	127,760
Trade accounts receivable, net	147,432	127,141	82,000
Inventories	166,625	157,973	161,925
Current deferred tax assets	1,218	1,257	43
Prepaid expenses and other receivables	53,173	59,431	47,159
Total current assets	870,272	819,340	795,307
Restricted cash	—	—	15,084
Long-term investments	53,602	75,996	138,139
Property, plant and equipment, net	346,082	352,855	372,454
Goodwill	74,955	74,955	74,955
Acquisition-related intangible assets, net	8,540	9,633	12,929
Long-term deferred tax assets	6,406	7,049	10,206
Other assets	48,034	47,483	44,818
Total assets	$1,407,891	$1,387,311	$1,463,892
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$83,578	$81,960	$60,291
Accrued income taxes	8,489	13,271	6,817
Accrued salaries, wages and commissions	26,944	25,039	20,559
Current deferred tax liabilities	3,056	2,793	2,266
Other accrued expenses	77,232	68,292	82,205
Total current liabilities	199,299	191,355	172,138
Long-term deferred tax liabilities	5,468	5,188	3,497
Deferred gain on divestiture	—	—	120,172
Other long-term liabilities	37,286	48,352	80,508
Total liabilities	242,053	244,895	376,315
Commitments and contingencies Stockholders’ equity:
Common shares	73,429	73,243	73,096
Capital contributed in excess of par value of shares	993,213	988,113	979,677
Treasury stock, at cost	(40,061)	(28,640)	(15,429)
Retained earnings	150,167	109,780	69,269
Accumulated other comprehensive income	(10,910)	(80)	(19,036)
Total stockholders’ equity	1,165,838	1,142,416	1,087,577
Total liabilities and stockholders’ equity	$1,407,891	$1,387,311	$1,463,892

(1)       During the second quarter fiscal year 2010, we determined that in prior years, specifically fiscal 1998 through 2006, net foreign currency gains of $13.3 million related to intra-company loans with the Company’s foreign subsidiaries which should have been recorded in other expense, net and, as a result, should have impacted net income (loss), were recorded in other comprehensive income.  This adjustment is reflected in the March 29, 2009 balance sheet above.

INTERNATIONAL RECTIFIER CORPORATION AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

	Three Months Ended
	March 28, 2010	December 27, 2009	March 29, 2009
Cash flow from operating activities:
Net income (loss)	$40,387	$28,318	$(82,572)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation and amortization	18,107	17,373	15,098
Amortization of acquisition-related intangible assets	1,093	1,094	1,101
Loss on disposal of fixed assets	232	—	—
Stock compensation expense	3,096	2,591	2,635
Excess tax benefit from stock options exercised	(47)	—	—
Provision for bad debt	(561)	(1,811)	71
Provision for inventory write-downs	1,510	(999)	5,975
Deferred income taxes	807	(244)	(13,469)
Other-than-temporary impairment of investments	55	99	11,740
Loss (gain) on derivatives	956	(1,664)	—
Net settlement of restricted stock units for tax withholdings	(491)	(62)	(272)
(Gain) loss on sale of investments	(1,519)	(1,329)	(1,330)
Impairment of goodwill	—	—	23,867
Changes in operating assets and liabilities, net	(36,086)	(71,113)	11,783
Other	1,516	306	(2,628)
Net cash provided by (used in) operating activities	29,055	(27,441)	(28,001)
Cash flow from investing activities:
Additions to property, plant and equipment	(18,254)	(10,637)	(1,864)
Proceeds from sale of property, plant and equipment	—	7	395
Withdrawal of excess funds from deferred compensation plan	2,443	—	—
Sale of investments	35,950	60,203	127,445
Maturities of investments	20,250	16,700	—
Reductions (additions) to restricted cash	—	520	(4)
Purchase of investments	(81,963)	(118,292)	(117,026)
Redemption of equity investments	2,050	—	—
Net cash (used in) provided by investing activities	(39,524)	(51,499)	8,946
Cash flow from financing activities:
Proceeds from exercise of stock options	2,882	719	1,601
Purchase of treasury stock	(11,421)	(5,008)	(7,998)
Excess tax benefit from stock options exercised	47	—	—
Net cash (used in) provided by financing activities	(8,492)	(4,289)	(6,397)
Effect of exchange rate changes on cash and cash equivalents	(1,389)	136	(443)
Net decrease in cash and cash equivalents	(20,350)	(83,093)	(25,895)
Cash and cash equivalents, beginning of period	209,406	292,499	399,390
Cash and cash equivalents, end of period	$189,056	$209,406	$373,495

For the three months ended March 28, 2010 and December 27, 2009, revenue and gross margin by reportable segments were as follows (in thousands, except percentages):

	Three Months Ended March 28, 2010			Three Months Ended December 27, 2009
Business Segment	Revenues	Percentage of Total	Gross Margin	Revenues	Percentage of Total	Gross Margin
Power Management Devices	$95,939	39.7%	21.4%	$75,994	36.1%	9.9%
Energy-Saving Products	51,992	21.5	44.7	40,358	19.2	36.4
HiRel	40,163	16.6	56.2	39,797	18.9	50.9
Automotive Products	19,032	7.9	27.2	16,935	8.1	13.7
Enterprise Power	32,586	13.5	41.8	33,741	16.0	43.2
Ongoing customer segments total	239,712	99.1	35.5	206,825	98.4	28.7
Intellectual Property	2,174	0.9	100.0	3,419	1.6	100.0
Ongoing segments total	241,886	100.0	36.1	210,244	100.0	29.9
Transition Services	—	—	—	—	—	—
Consolidated total	$241,886	100.0%	36.1%	$210,244	100.0%	29.9%

For the three months ended March 29, 2009, revenue and gross margin by reportable segments were as follows (in thousands, except percentages):

	Three Months Ended March 29, 2009
Business Segment	Revenues	Percentage of Total	Gross Margin
Power Management Devices	$42,593	29.0%	(3.5)%
Energy-Saving Products	35,272	24.1	34.7
HiRel	33,954	23.2	47.1
Automotive Products	9,453	6.4	4.2
Enterprise Power	11,315	7.7	11.8
Ongoing customer segments total	132,587	90.4	21.5
Intellectual Property	2,365	1.6	100.0
Ongoing segments total	134,952	92.0	22.8
Transition Services	11,690	8.0	0.9
Consolidated total	$146,642	100.0%	21.1%

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Company contacts:

Investors:

Chris Toth

310.252.7731

Media:

Sian Cummings

310.252.7148